EXHIBIT 33.1

Management’s Assertion of Compliance

Management of the Agency and Trust division of Citibank, N.A. (the “Company”) is responsible for providing this platform-level assessment of compliance with the servicing criteria specified in Item 1122(d) of Regulation AB promulgated by the Securities and Exchange Commission.

Management has determined that the following servicing criteria are applicable in regards to the platform for the following period:

Platform: publicly-issued (i.e., transaction-level reporting initially required under the Securities Exchange
Act of 1934, as amended) securities backed by insurance-related funding agreements issued on or after
January 1, 2006, for which the Company provides the following servicing functions (the “Platform”):
paying agent, calculation agent, trustee and registrar services.

Applicable Servicing Criteria: All servicing criteria set forth in Item 1122(d), to the extent required by the
Item 1122(d) servicing criteria in regards to the activities performed by the Company with respect to the
Platform as to any transaction, excluding the following servicing criteria: 1122(d)(l)(ii), 1122(d)(l)(iii),
1122(d)(l)(iv), 1122(d)(2)(iii), 1122(d)(2)(iv), 1122(d)(2)(vi), 1122(d)(2)(vii), 1122(d)(3)(i), 1122(d)(4)(i)
through 1122(d)(4)(xv) (the “Applicable Servicing Criteria”).

Period: Twelve months ended December 31, 2006 (the “Period”).

With respect to the Platform, the Company’s management provides the following assessment of compliance in respect of the Applicable Servicing Criteria:

  The Company’s management is responsible for assessing the Company’s compliance with the Applicable Servicing Criteria as of and for the Period.
  The Company’s management has assessed compliance with the Applicable Servicing Criteria as of and for the Period. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB.
  Based on such assessment, other than as identified on Schedule A hereto, as of and for the Period, the Company has complied, in all material respects, with the Applicable Servicing Criteria.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to management’s assertion of compliance with the Applicable Servicing Criteria as of and for the Period.

CITIBANK, N.A.

By: _/s/ Jeffrey Volk
Jeffrey Volk
Its: Managing Director
Dated: February 28, 2007

Schedule A

Material Instances of Non-Compliance

1.	1122(d)(3)(ii) Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements. With respect to certain remittances during the reporting period, amounts due to investors were allocated and remitted in accordance with the timeframes; distribution priority and other terms set forth in the transaction agreements, but were not credited to such investors account until the business day next succeeding the applicable distribution date. According to the procedures of The Depository Trust Company (“DTC”) with respect to variable rate securities, amounts are not debited from amounts held in the Company’s account with DTC with respect to such securities until the Company provides the applicable interest rate on such securities to DTC. If the rates are provided by 2:15 (Eastern Time) (the “DTC Deadline”), amounts are debited on the same day. If the rates are provided after the DTC Deadline, the amounts are debited the next business day. It was noted with respect to certain distributions, the rates were provided to DTC after the DTC Deadline. Therefore, the DTC debited the related accounts on the business day after the applicable distribution date.

2.	1122(d)(3)(iii) Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements. With respect to certain disbursements during the reporting period, it was noted that although the correct disbursement amounts were made to investors, the disbursements were not posted to the investor records within two business days.